EXHIBIT 2
Dated November 27, 2006
Beijing Holdings Limited
China Internet Technology Co. Ltd.
CMEC Ceramics Holdings Limited
Perfect Capital Holdings Limited
and
China Merchants Securities (HK) Co. Ltd

Placing Agency Agreement
relating to
Shares Of China Technology Development
Group Corporation

Baker & McKenzie
14/F, Hutchison House
10 Harcourt Road
Hong Kong Special Administrative Region, China

THIS AGREEMENT is dated November 27, 2006 and made
BETWEEN:
(1)	Beijing Holdings Limited, whose registered address is at Room 4301 Central Plaza, 18 Harbour Road, Wanchai, Hong Kong (“Beijing Holdings”);

China Internet Technology Co. Ltd., whose legal address is at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands (“China Internet”);

CMEC Ceramics Holdings Limited, whose legal address is at Akara Building, 24 Des Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“CMEC”);

Perfect Capital Holdings Limited, whose legal address is at Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (individually, “Vendor” and collectively, “Vendors”); and

(2)	China Merchants Securities (HK) Co. Ltd., whose registered office is 48F, One Exchange Square, Central, Hong Kong (“Placing Agent”).
RECITALS:
(A)	each of the Vendors is legal and beneficial owner of the Placing Sale Shares in China Technology Development Group Corporation (“Issuer”), a company with limited liability incorporated under the laws of the British Virgin Islands whose ordinary shares are listed for trading on NASDAQ (“Shares”); the number of Placing Sale Shares each Vendor holds is set opposite its name in Schedule 4; and

(B)	each of the Vendors has agreed in respect of its Placing Sale Shares to appoint the Placing Agent and the Placing Agent has agreed to act as the sole placing agent for each of the Vendors in respect of its Placing Sale Shares for the purpose of procuring, as agent of the Vendors, Placees for the Placing Sale Shares (as defined below) on terms and subject to conditions set out in this Agreement.

THE PARTIES HEREBY AGREE THAT:-
1. DEFINITIONS AND INTERPRETATION
1.1	In this Agreement (including the Recitals above), the following expressions have the following meanings:-

“Accounts”	means the audited consolidated balance sheet and profit and loss account of the Group for the year ended December 31, 2005;

“Affiliates”	means the persons that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under the common control with, the person specified as defined in Rule 405 under the Securities Act;

“Agreement”	means this placing agreement as amended from time to time by agreement in writing duly executed by the Parties;

“Business Day”	means any day, excluding Saturdays, on which banks in Hong Kong are generally open for business;

“Completion”	means completion of the Placing in accordance with Clause 4;

“Completion Date”	the date of Completion which, subject to the satisfaction of the conditions precedent set out in Clauses 2 and 4, shall be a date not later than 10 Business Days following the date of the Shareholders’ Meeting, or such other date as the parties may agree in writing;

“Conditions Precedent”	means the conditions of the Placing set out in Clause 2 hereof;

“Escrow Agent”	Arculli Fong & Ng;

“Escrow Agreement”	means the escrow agreement dated November 27, 2006, by and among the Escrow Agent, the Vendors and China Biotech Holdings Limited (“China Biotech”), in connection with the sale and the purchase of the Placing Sale Shares and the SPA Sale Shares in the form and substance substantially set out in Schedule 5;

“Expenses”	means the expenses relating to the Placing referred to in Clause 5.1(b) hereof;

“Group”	means the Issuer and its subsidiaries and the expression “member of the Group” shall be construed accordingly;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“NASDAQ”	means The Nasdaq Stock Market, Inc.;

“Parties”	means the parties to this Agreement;

“Placees”	means the purchasers of the Placing Sale Shares pursuant to the terms and conditions of this Agreement;

“Placees’ List”	means the list of all Placees as attached hereto as Exhibit 1;

“Placing”	means the offer by way of a private placing of the Placing Sale Shares by the Placing Agent on behalf of the Vendors to selected Placees identified in the Placees’ List upon the terms and subject to the conditions set out in this Agreement;

“Placing Announcement”	means the press announcement on the agreed form proposed to be issued by the Issuer immediately following the execution of this Agreement;

“Placing Period”	means the period commencing upon the execution of this Agreement and terminating on the Completion Date;

“Placing Price”	means the price of US$2.50 per Placing Sale Share;

“Placing Proceeds”	means the sum of the number of the Placing Sale Shares purchased by each Placee multiplied by the Placing Price; the Aggregate Placing Proceeds under the Agreement is US$10,625,000;

“Placing Sale Shares”	means the Shares to be sold by each of the Vendors in the number set opposite to its name in Schedule 4 being 4,250,000 Shares, representing approximately 38% of the Shares currently in issue;

“Registration Rights Agreement(s)”	means each of the agreements by and between the Issuer and each of China Biotech, Eastern Ceremony Group Limited (“Eastern Ceremony”), Harvest Smart Overseas Limited (“Harvest Smart”) and Beijing Holdings, which govern the rights of the parties to cause the Issuer to register the Registrable

Securities as defined therein;

“Regulation S”	means Regulation S under the Securities Act;

“Share Sale and Purchase Agreement”	means the agreement, dated November 27, 2006, by and between Beijing Holdings and China Biotech, for the sale and purchase of 2,000,000 Shares of the Issuer (“SPA Sale Shares”);

“Share Transfer Agent”	means American Stock Transfer and Trust Company;

“SEC”	means the United States Securities and Exchange Commission;

“Shareholders’ Circular”	means the circular attached to the proxy, to be dated on or about November 28, 2006, by the Board of Directors of the Issuer, to be distributed to the shareholders of the Issuer;

“Shareholders’ Meeting”	means the shareholders’ 2006 annual meeting of the Issuer, to be held on December 22, 2006, convened by the Board of Directors of the Issuer;

“Subscribers”	means China Biotech, Eastern Ceremony Group Limited and Harvest Smart Overseas Limited, being the purchasers of the Subscription Securities pursuant to the Subscription Agreements;

“Subscription Agreement(s)”	means each of the agreements, by and between the Issuer, and each of China Biotech, Eastern Ceremony and Harvest Smart, for the subscription of the Subscription Securities as defined therein;

“Subscription Securities”	means, in relation to each Subscriber as specified in the Subscription Agreement, the new Shares (“Subscription Shares”) and the warrants (“Warrants”) for the subscription of additional Shares (“Warrant Shares”) subscribed by such Subscriber pursuant to the Subscription Agreement;

“Transaction”	means, for purpose of this Agreement, the placing of the Placing Sale Shares pursuant to this Agreement;

“Transaction Documents”	shall mean this Placing Agency Agreement, the Subscription Agreements, the Registration Rights Agreements and the Share Sale and Purchase Agreement.
1.2	In this Agreement:-

(a)	References to Recitals, Clause and Schedules are to the clauses and sub-clauses of, and the recitals and schedules to, this Agreement;

(b)	References to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(c)	Words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated; and

(d)	Headings are for ease of reference only and shall not affect the interpretation of this Agreement.
1.3	The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and the Schedules.
1.4	Each Vendor is acting severally, and not jointly or jointly and severally, under this Agreement. The representations and warranties given by the Vendors in this Agreement are provided on an individual basis by each of the Vendors and not jointly or jointly and severally by the Vendors.
2.	CONDITIONS PRECEDENT

Completion of this Agreement is conditional upon the following conditions being satisfied by a day agreed by the parties that is not later than 10 Business Days following the date of the Shareholders’ Meeting, or such other date as the parties may agree in writing:
(a)	there not having come to the attention of the Placing Agent at any time prior to Completion (i) any material breach of, or any event rendering untrue or incorrect in any material respect, any of the representations, warranties or undertakings referred to in Clause 6.1 or (ii) any breach of, or failure to perform, any of the other obligations of the Vendors which are required to be performed at or before Completion;

(b)	the Placing Agent completes on its own behalf, and procures from each of the Placees, a purchaser’s letter in form and substance as set out in Schedule 3 attached hereto and return the signed and dated purchaser’s letter to the Vendors prior to the Completion;

(c)	the Shares, including the Placing Sale Shares, shall continue to be listed on NASDAQ;

(d)	the Placing Agent shall have provided a final Placees’ List to each Vendor no later than five (5) Business Days prior to the Completion of this Agreement specifying the number of Placing Sale Shares to be purchased by each Placee. A copy of the preliminary Placees’ List is attached hereto as Exhibit 1;

(e)	each Vendor shall separately provide a written certification on the Completion Date certifying that the Placing Sale Shares to be sold as set out in Schedule 4 of this Agreement are free and clear of all liens, charges and encumbrances, claims, options and third party rights and together with all rights attaching hereto as at the Completion Date, including the right to receive all dividends or other distributions declared, made or paid on the Placing Sale Shares at any time after the Completion Date;

(f)	execution of board resolutions of each of the Vendors, approving the entering into and performance of this Agreement, the sale of the Placing Sale Shares and the execution of all other documents contemplated hereunder;

(g)	execution of shareholders’ resolutions of each of the Vendors (except Beijing Holdings) approving the entering into and performance of this Agreement and the sale of the Placing Sale Shares;

(h)	the shareholders of the Issuer shall have approved all resolutions as set out in the Shareholders’ Circular including but not limited to the sale of Placing Sale Shares, the sale of SPA Sale Shares and the issuance and subscription of Subscription Securities;

(i)	the execution and completion of all necessary corporate and legal documents by the relevant parties including specifically, the Transaction Documents (except the Subscription Agreement and Registration Rights Agreement between the Issuer and China Biotech). Each party hereby acknowledges and agrees that the completion of this Agreement and completion of the Share Sale and Purchase Agreement, the Subscription Agreements and the Registration Rights Agreements (except the Subscription Agreement and Registration Rights Agreement entered into between the Issuer and China Biotech) shall occur simultaneously;

(j)	the Issuer shall have filed a supplemental listing application and obtained the necessary approval from NASDAQ for the listing of the Subscription Shares and Warrant Shares that would be currently issuable upon exercise of the Warrants;

(k)	the Vendors shall have entered into the Escrow Agreement and appointed the Escrow Agent in connection with the sale and purchase of the Placing Sale Shares and the SPA Sale Shares;

(l)	the Placing Agent shall have produced a written confirmation for the benefit of the Vendors evidencing that each Placee has deposited with the Placing Agent sufficient cash in the same amount to be paid by such Placee for the purchase of the relevant number of Placing Sale Shares as set out in the respective purchaser’s letter no later than five (5) Business Days prior to the Completion Date;

(m)	seven (7) Business Days prior to the Completion of the Agreement, each Vendor shall prepare or cause the Share Transfer Agent to prepare new share certificates representing its respective holding of the Placing Sale Shares bearing the appropriate Securities Act legend, duly executed in favor of the Placees identified in the Placees’ List in amounts as specified therein;

(n)	the newly issued share certificates representing the Placing Sale Shares shall be delivered by the Share Transfer Agent and received by the Vendors one (1) Business Day before the Completion Date.
3.	APPOINTMENT OF THE PLACING AGENT AND PLACING

3.1	Appointment

Subject to the provisions of this Agreement and in respect of its Placing Sale Shares, each of the Vendors hereby appoints the Placing Agent as the sole placing agent to the exclusion of all others and the Placing Agent, relying on the representations, warranties and undertakings herein contained and subject to the conditions set out in this Agreement agrees to act as agent for each of the Vendors during the Placing Period to procure Placees on a best efforts basis to purchase the Placing Sale Shares from the Vendors at the Placing Price per Share and on terms and subject to the conditions set out in this Agreement.
3.2	Powers

Each Vendor hereby confirms that this appointment confers on the Placing Agent:-
(a)	all power and authority to obtain duly executed purchaser’s letters from prospective Placees, and to enter into contracts on behalf of each Vendor (subject to and in accordance with the terms and conditions described herein) with, prospective Placees, and on behalf of each Vendor to execute and deliver any and all documents and generally to do all such other lawful and proper acts and things as the Placing Agent may consider necessary or desirable to effect the Placing and the selling of the Placing Sale Shares to the Placees thereof; and

(b)	all other powers, authorities and discretions on behalf of each Vendor which are necessary for, or reasonably incidental to, the lawful making of the Placing and the due performance of this Agreement, and each Vendor hereby agrees to ratify and confirm everything which the Placing Agent shall lawfully and reasonably do on its behalf in the exercise of such appointment, powers, authorities and discretions or otherwise pursuant to the terms of this Agreement.

3.3	Selling Restrictions

The Placing Agent confirms, acknowledges and undertakes to each Vendor that it will comply and cause any and all of its Sub-Agents (if any) to comply with the selling restrictions and other provisions set out in Schedule 2 of this Agreement. The Placing Agent also confirms and undertakes to each Vendor not to, directly or indirectly, offer, sell or deliver any Placing Sale Shares or distribute or publish any documents

(including, without limitation to the foregoing, any prospectus, form of application, offering circular, advertisement or other offering material or any report or other document calculated to invite or lead to offers or agreements being made to purchase the Placing Sale Shares) or make any representations or statements in relation to the Placing in any country or jurisdiction except where such offer, sale or delivery is made under circumstances that shall not result in or constitute a violation of any applicable laws and regulations or give rise to a requirement for any prospectus to be published or filed or any registration or qualification to be made or obtained in any country or jurisdiction and all offers, sales and deliveries of the Placing Sale Shares shall be made on such terms.
3.4	Agency

Any transaction properly carried out by the Placing Agent (or a Sub-Agent) under and in accordance with this Agreement shall constitute a transaction carried out at the request of the Vendors and each Vendor agrees that the Placing Agent shall not be responsible for any loss or damage (except for any loss or damage arising out of any gross negligence, wilful default, non-compliance with its obligations under this Agreement or fraud on the part of the Placing Agent or any of its Sub-Agents) suffered by or caused to each Vendor arising from or in connection with any transaction or matter pursuant to or relating to this Agreement and the performance of the terms hereof or from any alleged insufficiency of the Placing Price.

3.5	Sub-Agents

Each Vendor hereby acknowledges that the Placing Agent, in performing its functions under this Clause 3, is authorised to appoint one or more sub-placing agents (“Sub-Agents”) and that such Sub-Agents shall be the agents of the Placing Agent relating to the Placing on the terms of and subject to the provisions of this Agreement. The Placing Agent shall exercise due care in the selection and appointment of Sub-Agents and shall remain fully liable for any and all acts of the Sub-Agents or persons to which it delegates its functions hereunder in connection with Placing or the performance of the Agreement. Each Vendor hereby authorizes and confirms that it will, forthwith upon request by the Placing Agent, ratify and approve all actions legally and properly taken or to be taken by such Sub-Agents in connection with the Placing in accordance with the terms of this Agreement. Each Vendor further acknowledges that such Sub-Agents shall be entitled to rely on the representations, warrants and undertakings contained in this Agreement. The Placing Agent confirms and undertakes that it shall require persons to which it delegates its functions hereunder or any Sub-Agents to observe and comply with the provisions of this Agreement.

3.6	Clear Title

The Vendors shall sell or procure the Placing Sale Shares to be sold pursuant to the Placing free and clear of all liens, charges and encumbrances, claims, options and third party rights and together with all rights attaching thereto at the date hereof, including the right to receive all dividends or other distributions declared, made or paid on the Placing Sale Shares at any time after the date hereof.

3.7	Cooperation

The Placing Agent will cooperate with and assist the Vendors to comply with any applicable law, regulation or direction of any applicable regulatory authority or stock exchange in connection with the Placing. The Placing Agent shall also provide information regarding itself and information in respect of the Placees as required under Agreement to the Vendors and, if required by any relevant regulatory authority or stock exchange, to the said regulatory authority and stock exchange.

4.	COMPLETION OF THE PLACING

Subject to fulfilment of the Conditions Precedent as set out in Clause 2, Completion shall take place at 8:30 am on the Completion Date at the office of Baker & McKenzie, legal advisor to the Issuer in the following manner: -
(a)	subject to the satisfaction of Clause 2, the Completion of the Placing shall occur on a day agreed by the parties that is not later than 10 Business Days following the date of the Shareholders’ Meeting, or such other date as the parties may agree in writing;

(b)	seven (7) Business Days prior to the Completion of the Agreement, each Vendor shall prepare or cause the Share Transfer Agent to prepare new share certificates representing its respective holding of the Placing Sale Shares bearing the appropriate Securities Act legend, duly executed in favor of the Placees identified in the Placees’ List in amounts as specified therein; subject to and upon the satisfaction of Clause 2 and other terms and conditions of this Agreement and the Escrow Agreement, on the Completion Date, the Vendors shall deliver the newly issued share certificates representing Placing Sale Shares to the Placing Agent on the Completion Date and concurrently provide certified copies of the same to the Placees, the Escrow Agent and China Biotech; the Placing Agent shall provide a written confirmation for the receipt of the newly issued share certificates representing Placing Sale Shares to the Vendors, the Placees, the Escrow Agent and China Biotech;

(c)	on the Completion Date, the Placing Agent shall irrevocably transfer the aggregate Placing Proceeds (“Placing Escrow Amount”) in immediately available fund and in US dollars after deducting all fees, commissions and expenses payable by the Vendors pursuant to this Agreement, such amount shall have been confirmed in writing by the parties hereto, through the Clearing House Automatic Transfer System (“CHATS”) to an interest-bearing escrow account designated by and held under in the name of the Escrow Agent;

(d)	subject to the satisfaction of Clause 2 and other terms and conditions of this Agreement and the Escrow Agreement, on the Completion Date and with a written instruction issued jointly by the Vendors and China Biotech to the Escrow Agent for the release of the Placing Escrow Amount, in accordance with the Escrow Agreement, the Escrow Agent shall release the Placing Escrow Amount to a bank account designated by the Vendors and specified in the Escrow Agreement; each Vendor shall issue a confirmation to the Placing

Agent, the Escrow Agent and China Biotech confirming the receipt of the applicable amount of the Placing Proceeds; and

(e)	subject to the satisfaction of Clauses 2, 4 and other terms and conditions of this Agreement and the Escrow Agreement, on the Completion Date, the Vendors shall cause the Issuer to issue a written instruction to the Share Transfer Agent authorizing and requesting the Share Transfer Agent to enter and record the names of the Placees in the register of members of the Issuer as registered shareholders of the Issuer. The Vendors shall cause the Issuer to take necessary steps to update the copy of the register of members maintained at the registered office of the Issuer in the British Virgin Islands in accordance with the relevant laws and regulations.
5.	COMMISSIONS AND EXPENSES

5.1	Fees, Commissions and Expenses

Provided that Completion occurs, in consideration of the services of the Placing Agent, each Vendor shall pay to the Placing Agent:-
(a)	a placing commission in US dollars of 1% of the amount of proceeds such Vendor receives from Placing of the Placing Sale Shares in the number set opposite to its name in Schedule 4 (out of which the Placing Agent will pay any placing commissions payable by it to any Sub-Agents in respect of the Placing).
The Placing Agent agrees and acknowledges that the 1% commission shall include all transaction levies, fees, costs, charges and expenses of or incidental to this Agreement and the Vendors shall not be responsible for the payment or reimbursement of any such transaction levies, fees, costs, charges and expenses.

5.2	Brokerage

Each Vendor hereby acknowledges that, in addition to the commission, costs, charges and expenses referred to in Clause 5.1, the Placing Agent shall be entitled to keep for its own account any brokerage that it may receive from the Placees.

6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1	Representations and Warranties

In order to induce the Placing Agent to enter into this Agreement and to perform its obligations hereunder, each of the Vendors represents, warrants and undertakes to the Placing Agent, for itself and as agent for each of the Placees, in the terms of Schedule 1.

6.2	Period

The representations, warranties and undertakings contained in this Clause 6 are given as at the date of this Agreement and will be deemed to be repeated at Completion of the Placing.

6.3	Notification of Breach

Each of the Vendors undertakes to notify the Placing Agent of any matter or event which becomes known to it prior to Completion of the Placing which would or would reasonably be considered to render or have rendered any representation or warranty given by it to be or to have been untrue, inaccurate or misleading in any material respect.

6.4	Breach

If prior to Completion it becomes known to the Placing Agent that any of the representations or warranties given by the Vendors in Clause 6.1 is untrue, inaccurate or misleading in any material respect or material in the context of the Placing, the Placing Agent may by written notice to each Vendor terminate this Agreement, whereupon this Agreement shall terminate and Clause 12.2 shall apply.

6.5	New Developments

Without prejudice to Clause 6.3, each of the Vendors shall immediately procure that particulars of every significant new development known to it which is capable of affecting assessment of or the decision to purchase the Placing Sale Shares in the context of the Placing which arises between the date hereof and the Completion Date shall be promptly provided to the Placing Agent.

7.	INDEMNITY AND LIMITATION ON CLAIMS

7.1	Each Vendor, severally, and not jointly or jointly and severally, undertakes to the Placing Agent (for itself and any person or persons appointed as its agent or agents pursuant to Clause 3.5 together with their affiliates, their respective directors, officers, agents and employees and any other entity or person, if any, controlling the Placing Agent or Sub-Agent, each an “Indemnified Person”) appointed under this Agreement to indemnify and hold indemnified each Indemnified Person against any and all liabilities, losses, claims, costs, charges and expenses of any nature whatsoever (including, without limitation, all costs, charges and expenses which any Indemnified Person may incur or bear in disputing or defending any such claim made against it or establishing any claim on its part under this Clause 7) arising from or in respect of any investigation, actions, claims, demands, proceedings or judgments which may be instituted or brought or threatened by any person or governmental or regulatory agency or authority against any such Indemnified Person (whether or not the same is successful, compromised or settled) in each case arising out of, in relation to or in connection with the performance by the Placing Agent of its obligations hereunder, or any Placee or other acquirer of any of the Placing Sale Shares sold by such Vendor or any subsequent purchaser or transferee thereof or any other person claiming that he has suffered loss in respect of such shares, or otherwise as a result of or in connection with:-
(a)	the placing of the Placing Sale Shares sold by such Vendor;

(b)	any material breach of any of such Vendor’s representations, warranties and undertakings in this Agreement; or

(c)	otherwise in connection with the Placing and this Agreement,

(all of the above, together “Liabilities”).
7.2	The foregoing provisions of this Clause 7 shall remain in full force and effect notwithstanding Completion of the Placing or termination of this Agreement.
8.	PLACING ANNOUNCEMENT, ADVERTISEMENT AND CONFIDENTIALITY

8.1	(a)	The company secretary of the Issuer will prepare and distribute a Shareholders’ Circular and an announcement relating to the Agreement and the Transaction in compliance with the securities laws of the United States and applicable NASDAQ listing rules. The parties further agree and acknowledge that such announcement will be filed with the SEC under cover of Form 6-K, and released through the NASDAQ press release web page. In addition, the parties hereto agree that the Issuer shall be permitted to issue an announcement upon the execution of the Transaction Documents prior to Completion.

	(b)	Except as set out in (a) above, each Vendor hereby undertakes that no public announcement or communication which is material in relation to the Placing shall be made or despatched by the Vendors between the date hereof and the Completion Date. In addition, each Vendor and the Placing Agent hereby agrees that all announcement and communication in relation to the Placing shall only be made through the company secretary of the Issuer.

	(c)	The Placing Agent hereby undertakes and will procure the same undertaking from each Sub-Agent that it shall only disclose and distribute information in respect of the Placing, the Issuer and the Vendors that is publicly available including information contained in the Shareholders’ Circular, the Annual Report on Form 20-F and other information filed with the SEC by the Issuer.
9.	RESTRICTIONS

9.1	Placees not Affiliates

The Placing Agent will use its best efforts to procure Placees, and will ensure that each Placee (i) is a third party that is independent of and not an affiliate of the Issuer or of any promoter, director, executive officer or substantial shareholder of the Issuer or any of its subsidiaries, or any of their respective affiliates, and it is not acting in concert with any of the Vendors, (ii) is not a U.S. Person (as defined in Regulation S) nor located in the United States, (iii) is acquiring the Placing Sale Shares solely for investment purposes and is not an underwriter, securities broker or dealer, or anyone acquiring the Placing Sale Shares with a view to distribute. Each of the Vendors agrees that it shall notify the Placing Agent if it becomes aware that any non-

independent party or any of such Vendor’s affiliates intends to acquire any portion of the Placing Sale Shares.

10.	NO PARTNERSHIP

Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership or agency between the Parties and save as expressly agreed herein none of the Parties shall have any authority to bind or commit any other Party.

11.	FURTHER ASSURANCE

11.1	Each of the Vendors shall execute and perform (and procure that there are executed and performed) such further documents and acts as the Placing Agent may reasonably require to give effect to the provisions of this Agreement and, in particular, to transfer the legal and beneficial ownership of the Placing Sale Shares to the Placees, and to give effect to the provisions of this Agreement.

11.2	Against payment for the Placing Sale Shares, each Vendor undertakes to the Placing Agent to take all action necessary to procure the Issuer to register the Placees as shareholders, and that they are duly issued with share certificates (if requested by the Placees and/or the Placing Agent) in respect of the Placing Sale Shares as soon as reasonably practicable after Completion.

12.	TERMINATION

12.1	Events

Notwithstanding any other provision of this Agreement, if at any time on or prior to 8:30 a.m. on the Completion Date:
(a)	there develops, occurs or comes into effect:
(i)	the instigation of any litigation or claim of material importance by any third party against any member of the Group, and which, in the opinion of the Placing Agent after consultation with the Vendors is or is likely to be materially adverse to the Group or would materially prejudice the success of the Placing; or

(ii)	any event, a series of events beyond the reasonable control of the Placing Agent (including acts of government, strikes, lock-outs, fire, flooding, acts of God, outbreak of diseases) and which, in the opinion of the Placing Agent after consultation with the Vendors is or is likely to be materially adverse to the Group or would materially prejudice the success of the Placing; or
(b)	it comes to the notice of the Placing Agent that any of the representations, warranties or undertakings of any Vendor contained in this Agreement is untrue or inaccurate, or has been breached or not complied with in any respect considered by the Placing Agent to be material or any event occurs or any matter arises on or after the date hereof and prior to the Completion Date which if it had occurred or arisen before the date hereof would have rendered any of the representations and warranties untrue or incorrect in any material respect or there has been a material breach by any of the Vendors of any other provision of this Agreement; or

(c)	it comes to the notice of the Placing Agent that there has been any change in the business or financial or trading position of the Group considered by the Placing Agent after consultation with the Vendors to be material and adverse.
Then and in any such case, the Placing Agent may by advance written notice to the Vendors terminate this Agreement whereupon clause 12.2 shall apply.

12.2	Effect of Termination

If this Agreement terminates or is terminated in accordance with its terms, then the provisions of this Agreement shall (except for Clauses 5, 6, 7 and 8) cease to have any force or effect and no party hereto shall have any claim against any other party hereto, but without prejudice to the then accrued rights and obligations of the parties in respect of any antecedent breaches of any obligations under this Agreement and to the continued application of all provisions hereof relating to the interpretation or enforcement of such provisions.

13.	GENERAL

13.1	Variation

Any variation to this Agreement shall be binding only if recorded in a document signed by each of the parties hereto.

13.2	Time of Essence

Any time, date or period mentioned in this Agreement may be extended by mutual agreement between the Vendors and the Placing Agent but as regards any time, date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence of this Agreement.

13.3	Waiver and Indulgence

The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law and shall survive and not be affected by completion of the Placing. No failure by any party to exercise, and no delay on its part in exercising, any right power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right or power, remedy, prejudice or affect any right against any person under the same liability whether joint, several or otherwise. Without limiting the foregoing, no waiver by any party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

13.4	Agreement Binding and Assignment

This Agreement shall be binding on and enure for the benefit of each party’s respective successors and permitted assigns. None of the parties may assign or transfer any of their rights or obligations under this Agreement, except that the Placing Agent may assign the benefit of the representations warranties and undertakings contained herein (in whole or in part) to the Indemnified Parties or the Placees and their respective successors (or any one or more of them).

13.5	Counterparts

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

14.	NOTICES

All notices and other communications required or permitted under this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to each of the Vendors, to:

Beijing Holdings Limited
Address	:	Room 4301 Central Plaza, 18 Harbour Road, Wanchai,
Hong Kong
Fax Number	:	(852) 2858 1544
Attention	:	Mr. Qian Xu

China Internet Technology Co. Ltd.
Address	:	Trident Chambers, P.O. Box 146, Road Town, Tortola,
British Virgin Islands
Fax Number	:	(852) 3112 8410
Attention	:	Mr. Michael Siu

CMEC Ceramics Holdings Limited
Address	:	Offshore Incorporations Limited, P.O. Box 957, Offshore
Incorporations Centre, Road Town, Tortola, British Virgin Islands
Fax Number	:	(852) 2858 1544
Attention	:	Mr. Qian Xu

Perfect Capital Holdings Limited
Address	:	Room 4301 Central Plaza, 18 Harbour Road, Wanchai, Hong Kong
Fax Number	:	(852) 2858 1544
Attention	:	Mr. Qian Xu

If to the Placing Agent, to:

China Merchants Securities (HK) Co. Ltd.:
Address	:	48F, One Exchange Square, Central, Hong Kong
Fax Number	:	(852) 3101 0828
Attention	:	Mr. Ray Feng
All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery, (c) in the case of delivery by internationally-recognized express courier, on the business day following dispatch and (d) in the case of mailing, on the fifth Business Day following mailing. Any notice or communication received on a day which is not a Business Day shall be deemed to be received on the next Business Day.

15.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in connection herewith.
IN WITNESS whereof the Parties hereto have caused this Agreement to be duly executed on the date first above written.

EXHIBIT 1
Placees’ List
[CMS TO PROVIDE PLACEES’ LIST FOR INSERTION]

SCHEDULE 1
VENDORS’ REPRESENTATIONS AND WARRANTIES
Each of the Vendors severally, and not jointly or jointly and severally, represents, warrants and undertakes to the Placing Agent that:
1.	The Vendor is duly incorporated and is validly existing under the laws of the place of its incorporation with power to conduct its business in the manner presently conducted and the information contained in the recitals to this Agreement is true and accurate.

2.	The Vendor is the legal and beneficial owner of the Placing Sale Shares set opposite its name in Schedule 4, with good and marketable title to such Placing Sale Shares.

3.	The Vendor has the full right, power and authority to enter into and perform its obligations under this Agreement and to sell and transfer the Placing Sale Shares and all necessary authorizations, approvals, consents and licences relating to the same have been unconditionally obtained and are in full force and effect, and this Agreement is duly authorized and when executed is a legal, valid and binding agreement of the Vendor, enforceable in accordance with its terms.

4.	The execution and delivery of, and the performance by the Vendor of its obligations under, this Agreement and the transfer of the Placing Sale Shares have been duly authorised and do not and will not:
(a)	result in a violation or breach of and will comply with the provisions of the memorandum and articles of association or the constitutive documents of the Issuer and all relevant provisions of the all applicable laws, rules and regulations; or

(b)	require any approval, authorization or consent of the Issuer’s shareholders which has not been obtained as at the date hereof.
5.	Except for the shareholders’ resolutions (except Beijing Holdings) and board resolutions from each of the Vendors, no approvals, consents, permissions and authorizations from any relevant governmental or other authority or any other person required for the sale and transfer of the Placing Sale Shares is required.

6.	All of the Placing Sale Shares:
(a)	are duly and validly authorized, issued and fully paid up;

(b)	have attached to them the rights and benefits specified in the memorandum and articles of association of the Issuer and in particular, with all rights attaching thereto as at the Completion Date, including the right to dividends or distributions declared, made or paid on or after the Completion Date;

(c)	rank pari passu in all respects with the Shares in issue as at the date of this Agreement;

(d)	are free and clear of any lien, mortgage, charge, pledge, option, right of pre-emption or other encumbrance or third party right whatsoever; and

(e)	are evidenced by share certificates in a form which complies with all applicable laws and NASDAQ requirements and which certificates constitute good evidence of title in respect of the Placing Sale Shares.
7.	All of the existing issued Shares are listed on the NASDAQ and will continue to be so listed at Completion of the Placing and the Vendor is not aware of any circumstances whereby such listing may be suspended, cancelled or revoked.

8.	The Vendor will promptly provide the Placing Agent, at its reasonable request, with all such information known to it or which on reasonable enquiry ought to be known to it relating to the Issuer as may be required by the Placing Agent in connection with the Placing for the purpose of complying with any applicable law, regulation or direction (including the establishment of any defense to any action under any of the same, whether relating to due diligence or otherwise) or any requirement of NASDAQ, the SEC or any other applicable regulatory body.

9.	The Vendor shall not, and shall procure that none of its affiliates and no person acting on the Vendor’s behalf or on behalf of any such affiliate has made or will make bids or purchases of the Placing Sale Shares.

10.	All information supplied or disclosed by or on behalf of the Vendor or any director of the Vendor to the Placing Agent or its respective legal and other professional advisers for the purposes of the Placing is true and accurate in all respects and not misleading.

11.	The Vendor does not have actual knowledge of any matter: -
(a)	which has not been disclosed to the Placing Agent; and

(b)	which is not otherwise in the public domain;
and which is material in the context of the Placing.

12.	In relation to the Placing, the Shareholder’s Circular, the Placing Announcement and the annual report on Form 20-F of the Issuer for the year ended December 31, 2005 taken together do not include an untrue statement of a material fact or omit to state a statement of a material fact necessary in order to make the statement made, in the light of the circumstances under which they were made, not misleading.

13.	The recitals of this Agreement and all facts and information contained in the Shareholder’s Circular and the Placing Announcement to be published in accordance with Clause 8 are and will at the date of issue thereof be true, correct and complete in all respects and not misleading in the form and context in which they appear.

14.	Except for this Agreement, there are no contracts, agreements or understandings between the Vendor and any person that would give rise to a valid claim against the Vendor or the Placing Agent for any brokerage, commission, finder’s fee or other like payment in connection with the Placing.

15.	Except for the disclosure made in the Issuer’s Annual Report filed on Form 20-F and the Issuer’s interim report, the Accounts:-
(a)	have been prepared in accordance with all applicable laws and regulations and on a basis consistent with previous audited accounts of the Group in respect of the immediately preceding financial years and in accordance with generally accepted accounting principles, standards and practices in the United States as at the date of the Accounts;

(b)	give a true and fair view of the state of affairs of the Group as at, and its results for the financial period ended on December 31, 2005 and correctly set out the issued share capital, assets, liabilities and reserves of the Group as at such date; and

(c)	make full provision for all actual liabilities (including without limitation in respect of taxation) and contain proper provision for or notes of all contingent and prospective liabilities (including without limitation in respect of taxation) and capital commitments.
16.	Since the date of the Accounts:
(a)	each member of the Group has carried on its business in the ordinary and usual course so as to maintain it as a going concern and in the same manner as previously carried on and since such date has not entered into any material contract, transaction or commitment outside the ordinary course of business or of an unusual or onerous nature;

(b)	there has been no material adverse change in the condition, financial, trading or otherwise of the business or prospects of the Group taken as a whole nor has there been any development involving a prospective material adverse change in or affecting the general affairs, management, financial position, prospects, shareholders’ equity or results of operations of the Group taken as a whole;

(c)	each member of the Group has continued to pay its creditors in the ordinary course of business;

(d)	each member of the Group has not to any material extent acquired, sold, transferred or otherwise disposed of any assets of whatsoever nature or cancelled, waived, released or discounted in whole or in part any debts or claims, save in transactions involving only members of the Group;

(e)	each member of the Group has not taken on or become subject to any material contingent liability, save in respect of obligations of other members of the Group.

17.	To the best knowledge of the Vendor, there are no circumstances relating to the Group or its financial or trading position or prospects which are not generally known but, if they were known to a potential acquiror of the Placing Sale Shares might affect the decision of such person to acquire the Placing Sale Shares on the terms of this Agreement or might affect the willingness of the Placing Agent to undertake the Placing.

18.	To the best knowledge of the Vendor, no event or circumstance has occurred which constitutes or could constitute an infringement or default, or could result in the acceleration of any obligation, under any agreement, undertaking, instrument or arrangement to which any member of the Group is a party or by which any member of the Group or any of its properties, revenues and assets are bound, and no member of the Group has received notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing on the part of any member of the Group which is repayable on demand, or to perform any guarantee or indemnity given by any of them in relation to the indebtedness or obligations of any person, and to the best knowledge of the Vendor there are no circumstances which might lead to any of the aforesaid events, matters or circumstances arising or occurring.

19.	To the best knowledge of the Vendor, no member of the Group is in breach of or in default (nor has any event occurred which, with the giving of notice or the lapse of time or both would result in a default) under any law, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease, licence, certificate or authorization or other agreement or instrument to which it is a party or which is binding upon or affects it or any of its assets or revenues or the operation of its business, or is in breach or violation of its business licence, memorandum and articles of association, by-laws or other constitutive documents, to an extent which is material in the context of the Group as a whole.

20.	To the best knowledge of the Vendor, no member of the Group has taken any action, nor have any other steps been taken, or any legal proceedings been started or threatened, by any person against any member of the Group, or for its winding up or dissolution, or for it to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, trustee, administrator or similar officer of any of them, or any of their respective properties, revenues or assets, and each member of the Group can pay its debts as and when they fall due for payment.

21.	To the best knowledge of the Vendor, no member of the Group is engaged or involved directly or indirectly in any litigation, arbitration, governmental or administrative proceeding or investigation, claim or dispute which individually or collectively is or may have a material adverse effect on the Issuer or any other member of the Group or on the financial position of the Group taken as a whole or is or may otherwise be of material importance in the context of the Placing and so far as the Vendor is aware, having made all due and reasonable enquiries, no such litigation, arbitration, proceeding, investigation, claim or dispute is threatened or pending nor are there any circumstances which are likely to give rise to any such litigation, arbitration, governmental or administrative proceeding, investigation, claim or dispute.

22.	To the best knowledge of the Vendor, all returns, reports or filings which ought to have been made by or in respect of each member of the Group for taxation purposes have been made and all such returns are up to date, correct and on a proper basis and are not the subject of any dispute with the relevant revenue or other appropriate authorities and to the best knowledge of the Vendor, there are no present circumstances likely to give rise to any such dispute.

23.	The Vendor will be responsible for any fees and expenses associated with the Placing that are payable by the Vendor and will indemnify the Placing Agent against any liability, claim, cost, charge or expense in respect thereof or in connection therewith.

24.	Neither the Vendor nor any of its affiliates nor any person acting on its or their behalf (1) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, or will do so, or otherwise negotiated in respect of, any security, under circumstances that would require the registration of the Placing Sale Shares under the Securities Act or (2) has engaged, or will engage, in any form of general solicitation or general advertising (within the meaning of the Securities Act) in connection with any offer or sale of the Placing Sale Shares.

25.	Neither the Vendor nor any of its affiliates nor any person acting on its or their behalf has taken, directly or indirectly, any action designed to cause or result in, or that has constituted or which might reasonably be expected to cause, or to result in, the stabilization in violation of applicable laws or manipulation of the price of any security of the Issuer to facilitate the sale of the Placing Sale Shares.

26.	Neither the Vendor nor any of its affiliates nor any person acting on its or their behalf has engaged, or will engage, in any directed selling efforts (within the meaning of Regulation S) with respect to the Placing Sale Shares and the Vendor and all of its affiliates and any person acting on its or their behalf have complied and will continue to comply with the offering restrictions requirement of Regulation S.

27.	The Issuer is a foreign issuer (as defined in Rule 902(e) of Regulation S).

28.	Each Vendor confirms that it has been the legal and beneficial owner of the Placing Sale Shares for at least one year.

29.	The Issuer is not, and as a result of the Placing of the Placing Sale Shares and the issue and sale of the Subscription Securities pursuant to the Subscription Agreements will not be, a foreign personal holding company or a passive foreign investment company for the purposes of the United States Internal Revenue Code of 1986, as amended.

30.	The Issuer is not, and as a result of the Placing of the Placing Sale Shares and the issue and sale of the Subscription Securities pursuant to the Subscription Agreements will not be, an “investment company” registered or required to be registered under the US Investment Company Act of 1940, as amended.

SCHEDULE 2
SELLING RESTRICTIONS
The Placing Agent confirms and undertakes to the Vendors that:-
1.	General - The Placing Agent has not and will not, directly or indirectly, offer, sell or deliver any Placing Sale Shares or distribute or publish any documents in relation to the Placing (including without limitation to the foregoing, any prospectus, form of application, offering circular, advertisement or other offering material or any report or other document intended to invite or lead to offers or agreements being made to purchase the Placing Sale Shares) or make any representations or statements in relation to the Placing in any country or jurisdiction except in accordance with the provisions of this Agreement under circumstances that will not result in the violation of any applicable laws and regulations or give rise to a requirement for any prospectus to be published or filed or any registration or qualification to be made or obtained, and all offers, sales and deliveries of the Placing Sale Shares will be made on such terms.

2.	Hong Kong - The Placing Agent represents and agrees that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Placing Sale Shares other than to persons whose ordinary business is to buy or sell shares or debentures, whether as personal or as agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance and (ii) the Placing Agent has not issued or caused to be issued and will not issue any documents in relation to the Placing in Hong Kong (unless permitted to do so under the securities laws of Hong Kong) other than with respect to the Placing Sale Shares intended to be disposed of to persons outside Hong Kong or only to “professional investors” which the meaning of the Securities and Futures Ordinance and any rules made thereunder.

3.	United States - The Placing Sale Shares have been offered and sold in reliance upon an exemption from the registration requirements of the U.S. Securities Act (the “Securities Act”) provided by Regulation S and may not be offered sold, resold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, “U.S. persons”, except pursuant to an exemption from the registration requirements of the Securities Act. The Placing Agent further confirms and undertakes that it has offered and sold the Placing Sale Shares and agrees that it will offer and sell the Placing Sale Shares (i) only outside the United States, in offshore transactions as defined in, and in accordance with, Rule 903 of Regulation S, and (ii) only to Placees who are non-U.S. persons and who have completed a purchaser’s letter in the form set forth in Schedule 3. Neither the Placing Agent, its affiliates nor any persons acting on its or their behalf (1) has, directly or indirectly, made offers or sales of the Placing Sale Shares, or solicited offers to buy, or will do so, or otherwise negotiated in respect of, the Placing Sale Shares, under circumstances that would require the registration of the Placing Sale Shares under the Securities Act or (2) has engaged, or will engage, in any form of general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) in connection with any offer or sale of the Placing Sale Shares. Neither the Placing Agent, its affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Placing Sale Shares and it and they have complied and will comply with the offering restrictions requirement of Regulation S. All offers and sales of the Placing Sale Shares shall only be made under restrictions and other circumstances designed to preclude a distribution that would otherwise require registration of the Placing Sale Shares under the Securities Act and in all cases in compliance with the Securities Act, the U.S. Securities Exchange Act of 1934 and applicable United States laws. The Placing Agent agrees that, at or prior to the Completion Date, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Placing Sale Shares from it during the distribution compliance period a confirmation or notice to substantially the following effect:
“The Securities covered hereby have been issued and sold in reliance upon an exemption from the registration requirements of the U.S. Securities Act of 1933 (the “Securities Act”) provided by Regulation S under the Securities Act. Such Securities may not be offered, sold, resold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons in the absence of an effective registration statement (i) as part of their distribution at any time or (ii) otherwise until 40 days after the Completion Date of the Placing, except in either case outside the United States in offshore transactions in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S under the Securities Act.”
Terms used in this paragraph have the meanings ascribed to them under Regulation S.

4.	United Kingdom - The Placing Agent has not offered or sold and will not offer any Placing Sale Shares in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995. Each Placing Agent has not communicated or caused to be communicated any invitation or inducement to engage in investment activity (using the meaning of Section 21 of the Financial Services Act 2000) received by it in connection with the issue or sale of any Placing Sale Shares except in circumstances in which Section 21(1) of the Financial securities and Markets Act 2000 does not apply to the Issuer. Each Placing Agent has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Placing Sale Shares in, from or otherwise involving the United Kingdom. Each Placing Agent has issued or passed on and will issue or pass on in the United Kingdom any publication or document received by it in connection with the Placing only to and are directed at persons who have professional experience in matters relating to investment falling within Article 19(1) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the “Order”) or high net worth entities, and other persons to whom it may otherwise lawfully be communicated falling within Article 49(1) of the Order (all such persons together being referred to as “relevant persons”). The Placing Sale Shares are available only to, and any institutions, offer or agreement to subscribe purchase or otherwise acquire such will be engaged in only with, relevant persons who is a person to whom the publication or document may otherwise lawfully be issued or passed on.

SCHEDULE 3
PURCHASER’S LETTER

China Merchants Securities (HK) Co. Ltd	Beijing Holdings Limited
Placing Agent	Room 4301 Central Plaza
48F, One Exchange Square	18 Harbour Road, Wanchai, Hong Kong
Central, Hong Kong

China Internet Technology Co. Ltd
Room 2413-18, Shui On Centre
8 Harbour Road, Wanchai, Hong Kong

CMEC Ceramics Holdings Limited
Room 4301 Central Plaza, 18 Harbour Road
Wanchai, Hong Kong

Perfect Capital Holdings Limited
Room 4301 Central Plaza, 18 Harbour Road
Wanchai, Hong Kong

(individually, “Vendor”, and collectively, “Vendors”)
Ladies and Gentleman:

Re:	Placing of Placing Sale Shares of China Technology Development Group Corporation (“Issuer”)
We are delivering this letter in connection with our purchase of              Placing Sale Shares pursuant to the placing of a total of 4,250,000 Shares of the Issuer, a company with limited liability incorporated under the laws of the British Virgin Islands, being sold by the Vendors (“Placing Sale Shares”). Except as otherwise specified, terms used herein have the meanings given to them pursuant to Regulation S under the Securities Act.
We hereby acknowledge, represent, warrant, confirm and agree that:
(i)	We are not a U.S. person as defined in Rule 902 of Regulation S; we are not organized or incorporated under the laws of any United States jurisdiction; and we are not formed for the purpose of investing in securities not registered under the Securities Act. We are purchasing the Placing Sale Shares for our own account. Our principal place of business is located outside the United States, and at the time of entering into this Placing arrangement and at the Completion Date, we are located outside the United States.

(ii)	We are an “accredited investor” within the meaning of Rule 501(a)(3) under the Securities Act. We have such knowledge, sophistication and experience in business and financial matters and we are capable of evaluating the merits and risks of purchasing the Placing Sale Shares; we have evaluated such merits and risks and have determined that we are able to bear the economic risk of an investment in purchasing the Placing Sale Shares for an indefinite period of time, in view of the restrictions set out in Schedule 2 of the Placing Agency Agreement.

(iii)	We are acquiring the Placing Sale Shares solely for investment purposes, for our own account and not for the account or benefit of any other person, including any U.S. person, and not with a view or intent to the distribution or transfer thereof. We have not entered into, and there does not exist any agreement, arrangement or understanding with any other party for the sale, resale, pledge, transfer or assignment of all or any of the Placing Sale Shares to be purchased by us or any interest therein, including without limitation any such agreement, arrangement or understanding relating to any trust, any option to sell or purchase or any equity swap or similar hedging arrangement pursuant which the economic benefits and obligations of ownership of the Placing Sale Shares may be transferred to any other party.

(iv)	We acknowledge that in making the decision to purchase the Placing Sale Shares, we have relied upon our independent investigation of the Vendors and the Issuer and their affairs, and have not relied upon any information or representations made by any third party or upon any oral or written representations or assurances from the Vendors and/or the Issuer, their officers, directors or employees or any other representatives or agents of the Vendors and/or the Issuer. We are familiar with the business, operations, properties, financial condition and prospects of the Issuer, have reviewed the Issuer’s publicly-available information filed with and submitted to the SEC, and have had an opportunity to ask questions of, and receive answers from, the Vendors and/or the Issuer’s officers and directors concerning the Vendors and/or Issuer, their affairs and the terms and conditions of the issue and sale of the Placing Sale Shares.

(v)	We are duly incorporated and are validly existing and in good standing under the laws of the jurisdiction of our incorporation.

(vi)	We are not an affiliate of nor are we acting in concert with, any of the Vendors or the Issuer, within the meaning of Rule 405 under the Securities Act.

(vii)	After giving effect to our purchase of the Placing Sale Shares, we will not hold more than 5 percent of the Shares of the Issuer.

(viii)	The proposed Placing of the Placing Sale Shares and our purchase of the same is not part of a plan or scheme to evade the registration requirements of the Securities Act.

(ix)	We understand that the Placing Sale Shares are being sold in a transaction not involving any public offering in the United States in reliance upon an exemption from the registration requirements of the Securities Act provided by Regulation S, and that the Placing Sale Shares are being sold in a transaction that has not been and will not be registered under the Securities Act. Accordingly, for a period of 40 days commencing on the date of the Completion of the Placing (“distribution compliance period”), we will not offer, sell or otherwise transfer any Placing Sale Shares in the United States or to or for the account or benefit of any U.S. persons, or enter into any agreement, arrangement or understanding with any U.S. persons for the sale, resale, pledge, transfer or assignment of all or any of the Placing Sale Shares acquired by us, including without limitation any such agreement, arrangement or understanding relating to any trust, any option to sell or purchase or any equity swap or similar hedging arrangement pursuant to which the economic benefits and obligations of ownership of the Placing Sale Shares may be transferred to any U.S. person. Any offer, sale or other transfer of any Placing Sale Shares made by us during the distribution compliance period shall be made only to persons who are not U.S. persons in offshore transactions meeting the requirements of Rule 904 of Regulation S.

(x)	We understand that during the distribution compliance period the Issuer’s transfer agent shall not be required to accept for registration of transfer of any Placing Sale Shares unless such transfer shall comply with the foregoing restrictions on transfer. We understand that the Placing Sale Shares acquired by us will be in the form of definitive physical certified shares and that the share certificates will bear a legend reflecting the substance of such restrictions on transfer. Upon application at the end of the distribution compliance period and provided that certain conditions for the removal of the legend are met, the transfer agent shall issue new share certificates representing the Placing Sale Shares that do not bear the foregoing legend.

(xi)	We agree to promptly notify any purchaser or transferee of Placing Sale Shares to whom we sell or transfer any Placing Sale Shares during the distribution compliance period of the restrictions on transfer set out therein, and obtain from such purchaser or transferee acknowledgements, representations, warranties, confirmations and agreements to the same effect as set out herein.

(xii)	The representations, warranties and agreements made by us are true and correct as of the date of this letter. We acknowledge that in conducting the Placing you will rely upon our acknowledgments, representations, warranties, confirmations and agreements set forth herein, and we agree to promptly notify you in writing if any of our representations or warranties herein ceases to be true, accurate and complete. We agree that this letter or a copy hereof may be produced to any interested party in any administrative or legal proceeding or official enquiry with respect to the matters covered hereby.
We hereby certify that all necessary action has been taken to authorize the purchase of the Placing Sale Shares and the execution of this letter.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York.
Yours faithfully,
For and behalf of

(Company / Individual)

By:
Title:
Address:
Date:

SCHEDULE 4
DETAILS OF THE PLACING SALE SHARES
1.	Placing Sale Shares Owned by the Vendors

Number of Placing Sale
Name of Vendors	Shares to be sold
Beijing Holdings Limited	1,239,407
China Internet Technology Co. Ltd	1,186,441
CMEC Ceramics Holdings Limited	974,576
Perfect Capital Holdings Limited	849,576
Total Number of Placing Sale Shares to be sold by the Vendors	4,250,000

SCHEDULE 5
ESCROW AGREEMENT
See Attached

SIGNATURE PAGE

SIGNED by		)
)
for and on behalf of		)
Beijing Holdings Limited		)
in the presence of:		)
Witness’ signature	:
Witness’ name	:
Witness’ occupation	:
Witness’ address	:

SIGNED by		)
)
for and on behalf of		)
China Internet Technology Co. Ltd.		)
in the presence of:		)
Witness’ signature	:
Witness’ name	:
Witness’ occupation	:
Witness’ address	:

SIGNED by		)
)
for and on behalf of		)
CMEC Ceramics Holdings Limited		)
in the presence of:		)
Witness’ signature	:
Witness’ name	:
Witness’ occupation	:
Witness’ address	:

SIGNED by		)
)
for and on behalf of		)
Perfect Capital Holdings Limited		)
in the presence of:		)
Witness’ signature	:
Witness’ name	:
Witness’ occupation	:
Witness’ address	:

SIGNED by		)
)
for and on behalf of		)
China Merchants Securities (HK) Co. Ltd )
in the presence of:		)
Witness’ signature	:
Witness’ name	:
Witness’ occupation	:
Witness’ address	: